Exhibit 99.1

Evergreen Energy Advances K-Fuel Project in China

- $2 million commitment from Third Party to fund completion of the China Package -
- Names Datang Chemical as the Chinese integrated utility and chemical manufacturer in
Letter of Intent and Three-way Agreement -

DENVER, October 19, 2010 — Evergreen Energy Inc. (NYSE Arca: EEE), a green energy technology solutions company, amended its equity joint venture (EJV) contract with Beijing Gang Jing Hong Ren Technology Co. Ltd., to introduce a third party into the ownership structure of Evergreen-China Energy Technology Co. Ltd. (Evergreen-China), the Sino-Foreign Equity Joint Venture established in mainland China.  This amendment obligates the third party to commit $2.0 million to fund engineering services for the completion of the K-Fuel® “China Package” – the set of technical documents that include detailed engineering design information for certain key components of the K-Fuel technology to be used for all projects in China.
Tom Stoner, chairman and CEO of Evergreen, stated: “Progressing with our efforts to commercialize K-Fuel in China, we have been working diligently with our partner in Evergreen-China to establish a go-forward plan that will enable us to complete the China Package and commence construction of the first K-Fuel plant in China.  In addition, Evergreen-China engineers have pre-qualified key equipment and service suppliers that will support the technology implementation.  After evaluating a number of technologies, Datang Chemical selected K-Fuel as the preferred technology for upgrading locally mined lignite.  We anticipate that Datang Chemical will initially construct a single-processing plant with a capacity of approximately 400,000 tons per year using the K-Fuel technology to upgrade lignite feedstock for ultimate gasification.  The expected completion of the China Package is important not only for our efforts for K-Fuel in China, but also for our opportunities to install K-Fuel facilities in other parts of the world, including Indonesia and the US.”
Amended Equity Joint Venture
Per the terms of the amended agreement, Evergreen, which held a 50% ownership interest in Evergreen-China, will transfer 20% of Evergreen-China to the third party as compensation for completing the work necessary to complete the China Package.  As a result, Evergreen-China now consists of 50% ownership from Beijing Gang Jing Hong Ren Technology Co. Ltd., 30% ownership from Evergreen and 20% ownership from the third party.  All future income resulting from licensing fees or royalties from any proposed or operating K-Fuel plant will be immediately remitted to each owner of Evergreen-China based on their respective ownership percentages.
Letter of Intent and Three-way Agreement with Datang Chemical
As announced on January 7, 2010, Evergreen-China and a large Chinese integrated utility and chemical manufacturer, now identified as Datang Chemical, signed a letter of intent to build the first K-Fuel plant in Inner Mongolia.  In March 2010, a three-way agreement was executed among Datang Chemical, a Chinese design institute and Evergreen-China, specifying the technical deliverables and role of each partner in the project.  This three-way agreement provided the technical foundation for continuing negotiations on the proposed commercial agreement between Datang and Evergreen-China.
As announced April 1, 2010, based on positive results, the three parties have been moving forward with more detailed engineering analyses and design work.  This technical work has supported the commercial agreement negotiations, including evaluation of options for integrating the K-Fuel plant into downstream processing units, development of a detailed design basis, validation of the site-specific heat and material balance, and definition of utility requirements.
The Inner Mongolia K-Fuel facility is expected to consist of a single processor train to upgrade lignite that will produce feedstock for a slurry-type gasifier producing methanol and urea as end products within an integrated chemical facility.

Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) has developed two proven, proprietary, patented, and transformative green technologies: the GreenCert™ suite of software and services and K-Fuel®.  GreenCert, which is owned exclusively by Evergreen, is a science-based, scalable family of environmental intelligence solutions that quantify process efficiency and greenhouse gas emissions from energy, industrial and agricultural sources and may be used to create verifiable emission reduction credits.  K-Fuel technology significantly improves the performance of low-rank coals, yielding higher efficiency and lowering emissions.  Visit www.evgenergy.com for more information.

Safe Harbor Statement

Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and

Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission.  Readers of this release are encouraged to study all of our filings with the Securities and Exchange Commission.  Our ability to execute our business plan and develop the GreenCert™ or K-Fuel® technologies may be adversely impacted by unfavorable decisions in the Buckeye litigation or other material litigation or by our inability to raise sufficient additional capital to pursue the development of our technology.  Implementation of the China Package discussed in this release and the generation of revenue for Evergreen-China is substantially dependent upon the performance of the Company’s partners in Evergreen-China, over which the Company has no control.  Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Investor Contact:
Kirsten Chapman & Becky Herrick
Lippert / Heilshorn & Associates
415.433.3777
bherrick@lhai.com
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